CERTIFICATE OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                            NAPCO INTERNATIONAL INC.


         The undersigned, Gregory C. Anderson, Secretary of Napco International Inc., a Minnesota corporation, does hereby certify that the Amendment to the Articles of Incorporation of Napco International Inc. contained in the following resolution was adopted on June 10, 1987 at a meeting of the shareholders of Napco International Inc.:

         RESOLVED, that Article I of the Articles of Incorporation of Napco International Inc. is hereby amended to read, in its entirety, as follows:

                                   ARTICLE I

         The name of this corporation is Venturian Corp.

         RESOLVED, FURTHER, that the secretary of the corporation be, and he hereby is, authorized and directed to execute and cause to be filed and recorded such documents and to take such further actions as may be necessary to carry out the foregoing resolution.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this tenth day of June, 1987.

                                        /s/ Gregory C. Anderson
                                        Gregory C. Anderson


SUBSCRIBED AND SWORN TO
BEFORE ME this tenth day of June, 1987.


 /s/ Maizie C. Engen
     NOTARY PUBLIC